                                                                    EXHIBIT 15.2

                              [Walkers Letterhead]

12 July 2007

Linktone Ltd.
5th Floor, Eastern Tower
689 Beijing Dong Road
Shanghai 200001
People's Republic of China

Dear Sirs

LINKTONE LTD.

We have acted as legal advisors as to the laws of the Cayman Islands to Linktone Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the "COMPANY"), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2006.

We hereby consent to the reference of our name under the heading "Enforcement of Civil Liabilities" in the Form 20-F.

Yours faithfully

/s/ Philip Millward

Philip Millward
WALKERS

Direct Tel: 852 2596 3328
Direct Fax: 852 2284 4560
Email: philip.millward@walkersglobal.com